Exhibit 16.1

August 7, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K filed with the U.S. Securities and Exchange Commission on August 7, 2025 of Mountain Crest Acquisition Corp. V (the “Company”) and agree with the statements relating only to UHY LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ UHY LLP